Exhibit 99.1


FOR IMMEDIATE RELEASE       Contacts:   Bill Chardavoyne
                                        Chief Financial Officer
                                        (310) 255-2229
                                        bchardavoyne@activision.com

                                        Kristin Southey
                                        Vice President, Investor Relations
                                        (310) 255-2635
                                        ksouthey@activision.com

                                        Maryanne Lataif
                                        Vice President, Corporate Communications
                                        (310) 255-2704
                                        mlataif@activision.com

                      ACTIVISION ANNOUNCES REVISED GUIDANCE

     Santa Monica, CA - December 17, 2002 -- Activision, Inc. (Nasdaq: ATVI) today announced that it expects net revenues and earnings for the third and fourth quarter and full fiscal years 2003 and 2004 to be lower than the guidance previously provided by the company on October 29, 2002.

     Activision expects fiscal year 2003 third quarter net revenues of $362 million and $0.60 earnings per share. Although its third quarter does not end until December 31, 2002, the company's reasons for the change in performance expectations and its assessment of market conditions are as follows:

o Weaker than expected sales of the company's holiday game slate which featured a number of development properties in a season dominated by a few well-established brands.

o While the company's established brand names are among the top-selling titles for the holiday season, overall they are not performing as well as had been expected. Sales of these brands on the PlayStation? 2 computer entertainment system are very solid, however, sales are lower than expected on the Nintendo? GameCube? and Xbox? game console platforms.

o A progressive change in retailer inventory management during the holiday season as retailers attempt to manage overall inventory targets. This resulted in conservative initial orders followed by lower than expected reorders even for top-selling titles.

o An apparent shift in consumer demand resulting in consumers' purchases concentrated in a narrow selection of well-established brands. As a result, fewer titles are accounting for a higher percentage of retail sales.

     The company is also revising its fourth quarter guidance based on the factors listed above, lower than expected catalogue sales and significant changes to the company's quarterly product release schedule. The company now expects revenues for the fourth quarter of approximately $100 million and a loss per share of $0.15. For the year, Activision expects revenues of $823 million and earnings per share of $0.88.

     Due to the current retail environment, the competitive landscape, a shift in the planned release dates for a significant number of our titles and the impact of the above-mentioned factors on the company's product performance expectations, Activision is modifying its fiscal year 2004 estimates. As a result, the company preliminarily expects revenues of $823 million and earnings per share of $0.80.

     "Even though we still expect to grow revenues and net income this fiscal year, we are disappointed that our financial performance is below our expectations," stated Ron Doornink, President of Activision. "The market will continue to pose challenges, however, we believe we are well positioned to benefit from the long-term positive fundamentals of the videogame business, as we have over the last ten years. We have recently acquired several high-profile intellectual properties including the sequel to Shrek, DOOM III, Lemony Snicket, QUAKE IV, XXX and the sequel to the Spider-Man movie. We believe these brands are much better aligned with today's consumer preferences. Additionally, we acquired five top development studios - Treyarch, Grey Matter Interactive, Shaba Games, Z-Axis Ltd., Luxoflux Corporation, and forged new alliances with Infinity Ward and Stainless Steel -- each of which has created games that have sold in excess of a million units. The combination of strong intellectual properties and exceptional development talent should have a very positive impact on our future product slate."

     Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $786 million for the fiscal year ended March 31, 2002.



     Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

     The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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